Exhibit 99.1

FOR IMMEDIATE RELEASE

BOARDWALK PIPELINE PARTNERS, LP ANNOUNCES
PRICING OF INITIAL PUBLIC OFFERING

    Owensboro, KY, November 9, 2005— Boardwalk Pipeline Partners, LP (NYSE: BWP), a subsidiary of Loews Corporation (NYSE: LTR), announced today that it has priced its initial public offering of 15 million of its common units at $19.50 per unit.

Boardwalk Pipeline Partners, LP anticipates that the common units will begin trading today on The New York Stock Exchange under the symbol "BWP." The initial public offering is being led by Citigroup and Lehman Brothers, as joint book-running managers. Goldman, Sachs & Co., Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities, A.G. Edwards, Deutsche Bank Securities, KeyBanc Capital Markets, Raymond James and RBC Capital Markets acted as co-managers.

Boardwalk Pipeline Partners, LP has granted the underwriters a 30-day option to purchase up to an additional 2.25 million common units at the same price to cover over-allotments, if any. The 15 million common units offered to the public will represent approximately 14.5 percent of the outstanding equity of Boardwalk Pipeline Partners, LP, or approximately 16.3 percent if the underwriters exercise in full their over-allotment option. A subsidiary of Loews will continue to own the remaining 85.5 percent equity interests in Boardwalk Pipeline Partners, LP, or 83.7 percent if the underwriters exercise in full their over-allotment option. A subsidiary of Loews is the general partner of Boardwalk Pipeline Partners, LP.

Boardwalk Pipeline Partners, LP is engaged, through its indirect subsidiaries - Texas Gas Transmission, LLC and Gulf South Pipeline Company, LP - in the interstate transportation, gathering and storage of natural gas.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities. Any offer will be made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933. A copy of the final prospectus relating to the offering may be obtained, when available, from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, New York, 11220, Attention: Prospectus Department; phone: 718-765-6732; or Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717; fax: 631-254-7268.

Statements contained in this press release that are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements, including statements regarding the completion of the proposed initial public offering and any of the terms thereof, are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of Boardwalk Pipeline Partners, LP.

Contact:

Tonya M. Howard
Investor Relations
(270) 686-3620

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